                                                                      Exhibit 12
                                                                      ----------
                   CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
         STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (in millions of dollars)


                                              For the Year      For the Year
                                                 Ended             Ended
                                              February 28,      February 29,             For the Years Ended February 28,
                                                                                  ------------------------------------------------
                                                 2001              2000             1999                1998                1997
                                                -------           -------         --------            --------             -------
 Earnings: (a)
   Income before provision for income taxes     $ 162.2           $ 129.0         $ 104.4              $ 79.9               $ 79.2
   Add fixed charges                              116.2             114.0            46.5                35.8                 37.0
                                                -------           -------         --------            --------             -------
     Earnings                                   $ 278.4           $ 243.0         $ 150.9             $ 115.7              $ 116.2
                                                =======           =======         ========            ========             =======
 Fixed Charges:
   Interest on debt and capitalized leases      $ 111.0           $ 110.0          $ 43.5              $ 32.9               $ 34.4
   Amortization of direct financing costs           3.1               2.2             1.9                 2.1                  2.1
   Amortization of discount on debt                 0.5               0.4             0.4                 0.3                  0.1
   Interest element of rentals                      1.6               1.4             0.7                 0.5                  0.4
                                                -------           -------         --------            --------             -------
     Total fixed charges                        $ 116.2           $ 114.0          $ 46.5              $ 35.8               $ 37.0
                                                =======           =======         ========            ========             =======
 Ratio of Earnings to Fixed Charges                 2.4               2.1             3.2                 3.2                  3.1
                                                =======           =======         ========            ========             =======


(a) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" represent income before provision for income taxes plus fixed charges. "Fixed charges" consist of interest expensed and capitalized, amortization of debt issuance costs, amortization of discount on debt, and the portion of rental expense which management believes is representative of the interest component of lease expense.